Exhibit 10.1

AMENDED AND RESTATED CEO-CONSULTANT AGREEMENT
Dated: November 30, 2008

 This Employment/Consultant Agreement (“AGREEMENT”) is entered into by and between Rubber Research Elastomerics, Inc. a Minnesota corporation, ( “COMPANY”), and Winston Salser, Ph. D., a resident of Pacific Palisades, California (“EXECUTIVE”), (collectively referred to herein as "PARTIES") and is effective as of the date first written above (the “Effective Date”).

AGREEMENT

1.	Employment.

Effective as of the date first written above (“Effective Date”), the COMPANY will employ EXECUTIVE as the CEO-Consultant, and EXECUTIVE will accept such employment and perform services for the COMPANY, upon the terms and conditions set forth in this AGREEMENT, which is an amended and restated version replacing the existing Agreement signed on or about September 14, 2007.

2.	Term of Employment.

Unless terminated at an earlier date in accordance with this AGREEMENT, the term of EXECUTIVE’s consulting agreement with the COMPANY will be for the period commencing on the Effective Date of this AGREEMENT, and ending on the fourth anniversary of the Effective Date. Thereafter, unless terminated at an earlier date in accordance with this AGREEMENT, the term of EXECUTIVE’s employment with the COMPANY, if not otherwise extended by the Board of Directors of the COMPANY ("BOARD"), will be automatically extended for successive one year periods, unless either party gives written notice to the other party at least 180 days prior to the expiration of such term that such party elects not to extend the term of EXECUTIVE’s employment under this AGREEMENT.

3.	Position and Duties.

(a)
Employment with the COMPANY. Commencing on the Effective Date and continuing for the duration of the term of EXECUTIVE’s employment with the COMPANY hereunder, EXECUTIVE shall continue to be employed in his current position as a CEO-Consultant with the position of the Chief Executive Officer of the COMPANY and shall have the authority, duties and responsibilities commensurate and consistent with such position and title. Acting as Chief Executive Officer, EXECUTIVE shall be the most senior officer of the COMPANY and report directly and exclusively to the BOARD. EXECUTIVE shall also serve in such other position or positions with the COMPANY and its subsidiaries, consistent with his position as Chief Executive Officer of the COMPANY, as the BOARD shall reasonably assign EXECUTIVE, from time to time. EXECUTIVE’s employment hereunder will be based either at the COMPANY’s corporate headquarters, currently in the Minneapolis, Minnesota metropolitan area, or at his office in Pacific Palisades, California, as the EXECUTIVE shall choose, depending upon the requirements of his duties for the benefit of the COMPANY, as they may change from time to time.

(b)
Performance of Duties and Responsibilities. EXECUTIVE will serve the COMPANY faithfully and to the best of his ability and will devote his full working time, attention and efforts to the business of the COMPANY. At the present time EXECUTIVE also serves as the President of 2PCR, as a Vice President of LAEL, as C.E.O. of Riviera Investments Inc., and as the President of Casale Road Investments Inc. The PARTIES agree that the concurrent employment of EXECUTIVE by these companies or any other companies that are licensees or sub-licensees of COMPANY does not constitute a conflict of interest or breach of EXECUTIVE's duties to COMPANY.

EXECUTIVE is also a member of the Board of Directors of TEN Asset Management, a Registered Investment Management Firm (www.tenasset.com) , and the COMPANY recognizes that this and other such limited participation in companies unrelated to the Tirecycle Technology will not interfere with his duties to the COMPANY, but are each subject to approval by the BOARD.

4.	Compensation.

(a)
Base Salary. While EXECUTIVE is employed by the COMPANY hereunder, the COMPANY will pay to EXECUTIVE an annual Base-Contract-Fee, starting at $150,000 per year, which Base-Contract-Fee shall be paid in equal monthly installments. During the second year (starting with September 13, 2008) and each successive year thereafter, the BOARD or the Compensation Committee of the BOARD (the “Committee”) will conduct an annual performance review of EXECUTIVE and thereafter establish EXECUTIVE’s base-contract-fee in an amount not less than the base-contract-fee in effect for the prior year.

(b)
Annual Performance Bonus. For each full or partial fiscal year that EXECUTIVE is serving the COMPANY under the terms of this AGREEMENT, EXECUTIVE shall be eligible for a performance bonus. Through fiscal year 2008, such bonus shall be in an amount not more than $50,000, and will be based on achievement of certain criteria and milestones established by, and in the sole discretion of the BOARD. Commencing with fiscal year 2009, EXECUTIVE’s annual cash bonus shall be up to 25% of EXECUTIVE’s annual base salary for such fiscal year, and will be based upon achievement of certain profitability and operational efficiencies relative to the industry and such other criteria that the BOARD may, from time to time, determine. Achievement by EXECUTIVE of the objectives for each fiscal year will be determined in good faith by the BOARD within 60 days after the end of the fiscal year; and the annual operational performance bonus will be paid in a lump sum promptly following such determination unless an alternative procedure is agreed to in writing by EXECUTIVE and COMPANY.

(c)
Employee Benefits. While EXECUTIVE is employed by the COMPANY hereunder, EXECUTIVE will be entitled to participate in all employee benefit plans and programs of the COMPANY, including without limitation, a 401(k) plan (but specifically excluding the COMPANY’s medical, life, and disability insurance plans), to the extent that EXECUTIVE meets the eligibility requirements for each individual plan or program as generally applicable to other executive officers of the COMPANY; provided, however, that except as herein otherwise provided, the COMPANY provides no assurance as to the adoption or continuance of any particular employee benefit plan or program and EXECUTIVE’s participation in any such plan or program is consistent with the provisions, rules and regulations generally applicable to other executive officers of the COMPANY. The COMPANY currently has no 401(k) plan or other such plans except for providing health insurance to those employees who do not have their own health plans. The EXECUTIVE understands that elective deferrals made by executives under a 401(k) plan may be limited as necessary to satisfy certain non-discrimination rules that apply to such plans under the Internal Revenue Code of 1986, as amended (the “Code”). However, unless the COMPANY determines that it is not commercially reasonable to do so, the COMPANY will adopt a “safe-harbor” matching contribution formula under the 401(k) plan that will allow the 401(k) plan to automatically comply with such non-discrimination rules. If the COMPANY determines that it is not commercially reasonable to adopt such a matching contribution formula, the COMPANY will establish a nonqualified deferred compensation plan that will allow the EXECUTIVE to approximate on a nonqualified basis the deferrals that cannot be made under the 401(k) due to non-discrimination rules, in a manner consistent with Section 409A of the Code.

(d)
Automobile Allowance. While EXECUTIVE is employed by the COMPANY hereunder, the COMPANY shall not ordinarily provide to EXECUTIVE the use of an automobile leased by the COMPANY while he is working from California and, regarding personal automobile costs in California, shall only reimburse EXECUTIVE for the “usage costs” for his personal automobile(s) during the term of this AGREEMENT. This shall include all costs of fuel, whether for personal or COMPANY use, and the cost of insurance, repairs and maintenance. However EXECUTIVE’s personal automobile(s) shall ordinarily remain in the Los Angles area of California and the COMPANY will provide a rental or leased vehicle, at the choice of the COMPANY, for the time EXECUTIVE spends in Minnesota, or in Northern California, or in other states or foreign locales, including without limitation the costs of insuring, maintaining and operating such automobile, whether rented or leased. This provision is agreed to be retroactive to September 14, 2007, as it was meant to be included in the Agreement hiring EXECUTIVE on that date (“RETROACTIVE TO 09-14-2007”).

(e)
Expenses in Minnesota It is recognized that, because EXECUTIVE will not be responsible for maintaining a home or automobile in Minnesota, then, when he is in Minnesota the COMPANY will reimburse the usual expenses for hotel (or leased housing, at the choice of the COMPANY), rent-a-car, and per diem or restaurant costs and all other such-like which it would normally reimburse when EXECUTIVE is traveling. [RETROACTIVE TO 09-14-2007].

(f)
Expenses. While EXECUTIVE is employed by the COMPANY hereunder, the COMPANY will reimburse EXECUTIVE for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder, subject to the COMPANY’s normal policies and procedures for expense verification and documentation. It is more particularly agreed that RRE shall reimburse EXECUTIVE for his costs of maintaining his office in California, including computer and software purchase or replacement and upkeep costs and telephone, cell phone, FAX, and any DSL or high-speed Cable expenses associated with providing rapid computer data transmission, but not including any “rent” paid for the space so long as EXECUTIVE maintains said office in his home. He may, however, rent storage space, at COMPANY expense, to store corporate records near his home. [RETROACTIVE TO 09-14-2007].

(g)
Vacation. While EXECUTIVE is employed by the COMPANY hereunder, EXECUTIVE shall be entitled to paid vacation time off in accordance with the normal policies of the COMPANY, but not less than three weeks vacation per year. Unused vacation time will be carried forward and accumulated from year to year, and EXECUTIVE will be paid for unused vacation time at the time he terminates employment for any reason.

5.	Noncompetition Covenant.

a)
Agreement Not to Compete. During the term of EXECUTIVE’s employment with the COMPANY and for a period of 12 months thereafter, EXECUTIVE shall not, directly or indirectly, own, manage, control, have any interest in, participate in, lend his name to, act as consultant or advisor to or render services to (alone or in association with any other person, firm, corporation or other business organization) any endeavor that competes with COMPANY. Notwithstanding anything herein to the contrary however, EXECUTIVE’s association with any licensees or sub-licensees of the COMPANY shall not constitute prohibited competition.

b)
Agreement Not to Hire. During the term of EXECUTIVE’s employment with the COMPANY and for a period of 12 months thereafter, EXECUTIVE shall not, directly or indirectly, hire, engage or solicit any person who is then an employee of the COMPANY or who was an employee of the COMPANY at the time of EXECUTIVE’s termination of employment, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, employee, member of any association, consultant or otherwise, excepting that the previous parts of this paragraph have no force or effect in connection with activities of EXECUTIVE in connection with his association with a licensee or sub-licensee of COMPANY

c)
Agreement Not to Solicit. During the term of EXECUTIVE’s employment with the COMPANY and for a period of 12 months thereafter, EXECUTIVE shall not, directly or indirectly, solicit, request, advise or induce any current or potential customer, supplier or other business contact of the COMPANY to cancel, curtail or otherwise change its relationship with the COMPANY, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, excepting that the previous parts of this sentence shall have no force or effect in connection with activities of EXECUTIVE in connection with his association with a licensee or sub-licensee of COMPANY

d)
Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 5 is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable. EXECUTIVE hereby acknowledges that this Section 5 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

6.	Patents, Copyrights and Related Matters.

a)
Disclosure and Assignment. EXECUTIVE shall immediately disclose to the COMPANY any and all improvements and inventions that EXECUTIVE may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the COMPANY with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the COMPANY, and (ii) any type of products, goods or services sold or used by the COMPANY. EXECUTIVE also shall immediately assign, transfer and set over to the COMPANY his entire right, title and interest in and to any and all of such inventions as are specified in this Section 6(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and for no additional compensation therefore, but at no expense to EXECUTIVE, EXECUTIVE shall sign any and all such patent-right instruments deemed necessary by the COMPANY for:

(1)
the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the COMPANY may desire to file upon such inventions as are specified in this Section 6(a);

(2)	the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the COMPANY may desire to file upon such applications for letters patent; and

(3)	the reviving, re-examining or renewing of any of such applications for letters patent.

Notwithstanding anything herein to the contrary, this Section 6(a) shall not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the COMPANY was used and that was developed entirely on EXECUTIVE’s own time, and

(i)	that does not relate (A) directly to the business of the COMPANY, or (B) to the COMPANY’s actual or demonstrably anticipated research or development, or

(ii)	that does not result from any work performed by EXECUTIVE for the COMPANY.

b)
Copyrightable Material. All right, title and interest in all copyrightable material that EXECUTIVE shall conceive or originate individually or jointly or commonly with others, and that arise during the term of his employment with the COMPANY and out of the performance of his duties and responsibilities under this AGREEMENT, shall be the property of the COMPANY and shall be available for use, at no extra charge by any licensees or sub-licensee’s of COMPANY with whom EXECUTIVE is associated. Such rights are hereby assigned by EXECUTIVE to the COMPANY, along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefore, but at no expense to EXECUTIVE, EXECUTIVE shall execute any and all papers and perform all other acts necessary to assist the COMPANY to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by EXECUTIVE for the COMPANY in performing his duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

c)
Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by EXECUTIVE that arises during the term of his employment with the COMPANY and out of the performance of his duties and responsibilities hereunder or any related material or information shall be the property of the COMPANY, and shall be available for use, at no extra charge by any licensees or sub-licensee’s of COMPANY with whom EXECUTIVE is associated. Such rights therein are hereby assigned by EXECUTIVE to the COMPANY.

7.	Termination of Employment Under this AGREEMENT.

The employment of EXECUTIVE by the COMPANY pursuant to this AGREEMENT shall not be legally terminated except upon the occurrence of one of the following:

a)
At the end of the contract, which shall mean at the later of the expiration of the four-year period of employment specified in this AGREEMENT, or at such later date to which this term of employment has subsequently been extended, as provided in Section 2 above (“Term of Employment”) or as provided for by any action of the BOARD, whichever date may be later.

b)
At the election of the COMPANY, for “CAUSE” which term shall mean that the EXECUTIVE has engaged in willful misconduct that was deliberately intended to result in substantial gain or personal enrichment of EXECUTIVE at the expense of the COMPANY and which has had a substantial deleterious effect on the COMPANY. Such termination is to be initiated by the COMPANY which shall provide EXECUTIVE with a written notice (the “NOTIFICATION OF CONSIDERATION”) of it’s intent to consider the termination of EXECUTIVE’s employment for CAUSE, and shall follow a procedure described below, especially in Section 9 (Effect of Termination for CAUSE). Such a NOTIFICATION OF CONSIDERATION shall not affect certain rights of the EXECUTIVE such as his right to submit a valid notification of DEFAULT against the COMPANY, triggering the events described in Section 8 (Events of DEFAULT by the COMPANY).

c)
At the election of EXECUTIVE upon notification of the COMPANY of an “EVENT OF DEFAULT”, or simply a DEFAULT, (as described in the next section below). In electing to terminate employment subsequent to a notice of DEFAULT, the EXECUTIVE may specify that his termination is immediate, or may specify that it is to occur at a time thereafter, such time to be selected by the EXECUTIVE, or may leave it indefinite, to be determined by the EXECUTIVE at a later time as is detailed in Section 10 (Remedies on Improper Termination of EXECUTIVE or an Event of DEFAULT.), which also describes the remedies available to EXECUTIVE in case of such DEFAULT.

d)
At the election of the “CEO-Consultant” upon not less than two month’s prior written notice of termination and specifying no DEFAULT has occurred nor will any DEFAULT be declared if COMPANY satisfies any remaining conditions specified by this AGREEMENT, such as, by way of illustration and not limitation, payments of any monies owed to EXECUTIVE, delivery of stock certificates, or changing legends on stock certificates, where appropriate, if owned by EXECUTIVE, and the like.

8.	Events of Default by the COMPANY

The following shall each constitute an "EVENT OF DEFAULT" by the COMPANY. Each such DEFAULT [and especially 8.(m) and 8.(n)] is effective immediately upon delivery of a notification of DEFAULT by EXECUTIVE unless specifically stated below [as is, for example, the case for 8.(b) below]:

a)	failure to pay, when due, EXECUTIVE’s base salary or bonus in accordance with Sections 4(a) or 4(b) in this AGREEMENT;

b)	the failure of the “COMPANY” to timely pay EXECUTIVE or his designee any other amount owing under this AGREEMENT (effective upon 10 days notice of the need to pay);

c)	the breach of any covenant or condition which is contained in this AGREEMENT, and is for the benefit of the EXECUTIVE;

d)	any attempt by COMPANY to terminate EXECUTIVE that does not follow the procedures of Sections 9.(a) and 9.(b).

e)	any breach of the obligations of any other agreement between COMPANY and any company with whom EXECUTIVE is associated.

f)
the subjection of the Equipment of the COMPANY or the intellectual property or trade secrets of the COMPANY to any lien, security interest (other than the security interest created by this AGREEMENT), mortgage, levy or attachment not already in place on September 13, 2007;

g)	any assignment of the COMPANY for the benefit of creditors;

h)	the admission by the COMPANY in writing of its inability to pay its debts generally as they become due;

i)	the appointment of a receiver, trustee, or similar official for the COMPANY or for any of its property or assets;

j)	the filing by or against the COMPANY of a petition in bankruptcy (or a petition for the reorganization or liquidation of the COMPANY under any federal or state laws if the COMPANY is a corporation);

k)	any other act of bankruptcy or other act or omission by the COMPANY in furtherance of any of the above purposes; or

l)
if the Equipment of the Company, currently on loan for the use of the COMPANY, is, in the opinion of the EXECUTIVE, in danger of being confiscated or attached or if said Equipment has been confiscated or attached, or the COMPANY prevented from using it, or if any interest in that Equipment which was purchased from RRE prior to 2007 by ADVAC Incorporated (a Tirecycle licensee whose offices are in Wisconsin) is transferred to another entity; or

m)	If the COMPANY fires (or terminates or attempts to fire or terminate) the EXECUTIVE without legitimate cause or without following the procedures specified by Section 9; or

n)	If the COMPANY defaults in honoring any requirement under Section 9 (Effect of Termination for Cause) or in honoring the definition of CAUSE and procedures for establishing it in this AGREEMENT; or

o)
any material breach of any other material terms and conditions of this AGREEMENT by the COMPANY, not caused by EXECUTIVE, which breach is not described elsewhere in this list and which has not been cured by the COMPANY within 20 days after receipt of written notice to the COMPANY from EXECUTIVE specifying with reasonable detail the reasons that EXECUTIVE believes a material breach has occurred, including but not limited to any of the following occurrences, which shall be deemed to be a material breach by the COMPANY if not so cured:

i.	any material adverse change in EXECUTIVE’s position, title, or responsibilities;

ii.	any failure to nominate or elect, or maintain the right of EXECUTIVE to serve as Chief Operating Officer of the COMPANY while fulfilling the contract terms of this AGREEMENT;

iii.
Violating the AGREEMENT that EXECUTIVE’s employment hereunder will be based either at the COMPANY’s corporate headquarters, currently in the Minneapolis, Minnesota metropolitan area, or at his office in Pacific Palisades, California, as the EXECUTIVE shall choose, based upon his assessment of the requirements of his duties, as they may change from time to time. (other than for normal travel in connection with EXECUTIVE’s performance of responsibilities hereunder);

9.	Effect of Termination for CAUSE.

9.(a)
In the event the COMPANY provides EXECUTIVE with a written notice (the “NOTIFICATION OF CONSIDERATION”) of it’s intent to consider the termination of EXECUTIVE’s employment for CAUSE, the COMPANY must follow the provisions listed below, in 9.(a).i through 9.(b).ii, or such termination shall be of no force or effect.

9.(a).i
No fewer than 40 days prior to the Termination Date, the COMPANY must provide EXECUTIVE with a NOTIFICATION OF CONSIDERATION indicating it’s intent to consider the termination of EXECUTIVE’s employment for CAUSE. This NOTIFICATION OF CONSIDERATION must include a reasonably detailed description of the specific reasons that form the basis for such consideration. Such written notice is to detail the specific reasons with sufficient precision to materially assist the EXECUTIVE in his efforts to both fully understand and, if possible, to remedy the alleged failure or problem. A minimum of 40 days are required, as specified in more detail below, to allow for the required steps described below, and this process will be interrupted if EXECUTIVE notifies COMPANY of a notice of DEFAULT during the process. This process, described in 9.(a) and 9.(b), shall be terminated if said notice of DEFAULT proves to be valid;

9.(a).ii
On a date not less than 19 days after the date EXECUTIVE receives the NOTIFICATION OF CONSIDERATION, EXECUTIVE shall have the opportunity to appear before the BOARD, with or without legal representation, at EXECUTIVE’s election, to ask questions of the BOARD, and to present arguments and evidence on his own behalf; and

9.(a).iii
If the EXECUTIVE fails to appear before the BOARD at the date and time specified in the NOTIFICATION OF CONSIDERATION (or as modified by mutual written agreement between the parties), then EXECUTIVE may be terminated for CAUSE, but terminated no sooner than 40 days after the date of the Notice of Consideration, or 20 days after the scheduled appearance by EXECUTIVE before the BOARD, or 10 working days after the writing specified in Section 9.(b).i below, whichever is latest, and only if the conditions in the remainder of this Section 9 are met.

9.(a).iv
Following the presentation to the BOARD, as provided in the preceding clauses above, the BOARD shall give a written response to the EXECUTIVE, which writing is designed to clearly explain the reasons for any negative decision (to terminate) addressing how such decision conforms to the procedures and requirements of sections 9.(a).i through 9.(b).ii. If no decision to terminate is made, then any new attempt to terminate for CAUSE shall require that a new NOTIFICATION OF CONSIDERATION be delivered to EXECUTIVE and the approximately 40-day procedure restarted from the beginning, as based on the contents of the new NOTIFICATION OF CONSIDERATION.

9.(a).v
If said written response by the BOARD is to reject the arguments and evidence, if any, presented by EXECUTIVE, then EXECUTIVE may be terminated for CAUSE no sooner than 19 days after the delivery of the BOARD’s written response, and if, but only if, the additional considerations in section 9.(b) have been met prior to reaching such decision and prior to any such termination for CAUSE taking effect:

9.(b)	Additional considerations:

9.(b).i
the BOARD by the affirmative vote of a majority of its members [excluding EXECUTIVE as a member of the BOARD, and occurring after the scheduled appearance provided for by 9.(a).ii] must study the response of EXECUTIVE to the NOTIFICATION OF CONSIDERATION and subsequently determine that CAUSE, as defined in this AGREEMENT, exists and that EXECUTIVE’s employment should accordingly be terminated for CAUSE. The termination for CAUSE in this way shall not be based upon any reason or reasons other than one or more reasons set forth in the NOTIFICATION OF CONSIDERATION. The details of this consideration shall be provided in written form to EXECUTIVE at least 19 days before the proposed date of termination, and in sufficient detail to allow consideration by EXECUTIVE of whether the finding may properly be disputed.

9.(b).ii
In the event of any dispute between the COMPANY and EXECUTIVE, as to whether CAUSE existed for termination of EXECUTIVE’s employment, the applicable tribunal in any arbitration or litigation shall not give any deference to the determination by the COMPANY as a basis for such decision, but will itself determine de novo whether CAUSE existed.

9.(c)
The COMPANY must also fulfill the obligations listed in 9.(d) through 9.(j) or such termination will be of no force or effect. All of the financial obligations described below or elsewhere in this AGREEMENT shall be secured by a security agreement between EXECUTIVE and COMPANY executed within seven days of the effective date of this agreement.

9.(d)
COMPANY shall pay to the “CEO-Consultant” the compensation and benefits otherwise payable to him through the last day of his actual employment, and, if the EXECUTIVE requests it, the COMPANY also agrees that it shall fulfill the terms and responsibilities listed in the remainder of this Section.

9.(e)
If the EXECUTIVE so demands, the COMPANY shall repurchase the fraction requested, up to the full amount, of the $300,000 convertible note held by Riviera Investment Corporation, along with the interest thereon.

9.(f)
If the EXECUTIVE so demands, the COMPANY shall repurchase amounts, valued up to $500,000.00, of any other (that is, any other in addition to the financial instrument referred to in the previous paragraph) series of stock, security, or other financial instrument of any kind or nature issued by the COMPANY that has been purchased by EXECUTIVE or by any other entity owned or controlled by EXECUTIVE. And all of the above shall prevail in this instance notwithstanding any other agreement or statement that the holders of any such stock or instrument shall have no right to have the Corporation redeem such shares or other instrument.

9.(g)
The EXECUTIVE shall designate the kinds and amounts of such financial instruments to be repurchased by the COMPANY. These repurchases shall be at the same prices for which these instruments were purchased plus the interest specified in any preferred stock or any bridge loan or any kind of convertible debenture or other interest-bearing instrument involved, and in the case of any exchanges between different kinds of the financial instruments of the COMPANY, shall be based upon the terms of said exchange, if agreed to by both COMPANT and EXECUTIVE, or if such agreement is not obtained, shall be evaluated by an appraiser selected by EXECUTIVE with the approval of COMPANY, which approval shall not be unreasonably withheld or delayed. The charge to said appraiser shall be to determine a price for such exchanged financial instrument that is as near as possible to the amount originally paid by EXECUTIVE, independent of any increase or decrease in the value of the COMPANY, for the financial instrument(s) exchanged for it. It is agreed that this requirement shall prevail, notwithstanding any other conflicting agreement or statement in any other Company documentation, such as, by way of illustration rather than limitation, statements that holders of any such stock or security do not have a right to require the Company to redeem such shares or other financial instrument.

9.(h)
This aggregate of debt to EXECUTIVE is not only secured as specified above, but shall be considered as the most senior debt possible, under the law, in any reorganization of the COMPANY, or bankruptcy, under either Chapter 11 or Chapter 7, or by any other means, if such occurs.

10.	Remedies on Improper Termination of EXECUTIVE or an Event of Default.

10.(a)
On the occurrence of any initiation of procedures for Termination for CAUSE, if there exists any basis for declaring the COMPANY to be in DEFAULT the EXECUTIVE may deliver to COMPANY a written notice of DEFAULT setting out the reason for declaring DEFAULT, whereupon the Company shall immediately be liable to the EXECUTIVE for the remedies listed in sections 10.(c) through 10.(j) below.

10.(b)
On the occurrence of any event of DEFAULT (not involving an attempt by the COMPANY to TERMINATE EXECUTIVE as described in 11.(a) above), then EXECUTIVE may deliver to COMPANY a written notice of default, setting out the reason for declaring DEFAULT, whereupon the COMPANY shall immediately be liable to the EXECUTIVE for the remedies listed in 10.(c) through 10.(j) below, and the procedure described in 9.(a) and 9.(b) shall be stayed until the DEFAULTS are cured under the terms of this AGREEMENT, especially this Section 10.

10.(c)
On the occurrence of COMPANY providing EXECUTIVE with written notice (“NOTICE OF CONSIDERATION”) of its intent to consider the termination of EXECUTIVE’s employment for CAUSE, EXECUTIVE’s right to declare the COMPANY to be in DEFAULT IS unimpaired, and continues up to the actual time EXECUTIVE is actually Terminated with cause, (if indeed the detailed procedure as described, and requiring approximately 40 days or more, should lead to that result). If EXECUTIVE declares the COMPANY to be in DEFAULT during the aforesaid approximately 40-day period, then the clock shall be stopped regarding the progression of said approximately 40-day procedure for termination with CAUSE, until said DEFAULT is satisfied by COMPANY, and the declaration of DEFAULT, if any, shall have the same force as if no NOTICE OF CONSIDERATION had been issued, and if COMPANY wishes to terminate with CAUSE it must issue a new NOTIFICATION of CONSIDERATION, which shall take into account said DEFAULT by the COMPANY, and which notification shall commence a completely new procedure.

10.(d)	The EXECUTIVE may select, and designate his choice regarding termination, among the alternatives outlined below. EXECUTIVE may:

10.(d).(i)	specify that it is his decision to terminate the AGREEMENT as a result of said DEFAULT, and that such termination is to take place immediately, or

10.(d).(ii)	specify that it is his decision to terminate the AGREEMENT, but that this shall take effect at a time thereafter, such time to be specified by EXECUTIVE, or

10.(d).(iii)	may specify that EXECUTIVE is leaving the date of termination indefinite, to be declared by EXECUTIVE at a later time.

10.(d).(iv)
If option 10.(d).i is selected, then EXECUTIVE shall be immediately due a lump sum penalty payment equal to $120,000 times the remaining years and fractional years in the EXECUTIVE’s contract, as well as the remedies indicated in the list 10.(f) through 10.(k) below and any additional remedies to which EXECUTIVE is entitled under any agreement with the COMPANY, at law or in equity.

10.(d).(v)
If either option 10.(d).ii or 10.(d).iii is selected, then EXECUTIVE shall be immediately due a lump sum penalty payment equal to $90,000 times the remaining years and fractional years in EXECUTIVE’s contract, and EXECUTIVE shall continue the direction of the COMPANY, with all of the powers and prerogatives as described in Sections 2 through 4 of this AGREEMENT, while also seeking remedies due to himself as indicated in the list 10.(f) through 10.(k) below. Under this circumstance, the EXECUTIVE shall continue to have the authority, duties and responsibilities commensurate and consistent with the CEO position and title as it is described in Section 3.(a) “Employment with the COMPANY” and the additional rights and privileges as set forth in Sections 2 through 4 of this AGREEMENT, however Executive’s remuneration shall be reduced by $60,000 per month for the period of continued direction of the COMPANY by the EXECUTIVE, as a partial offset to the penalty payment described earlier in this paragraph.

10.(e)
On the occurrence of any improper attempt by the COMPANY to terminate EXECUTIVE, or any DEFAULT by the COMPANY, in addition to, and regardless of which option is selected under 10.(c), the COMPANY shall be liable to EXECUTIVE (and, in each case the amounts owing are secured by the SEQUENTIAL SECURITIZATION, as that term is defined below) for all of the following items listed as 10.(f) through 10.(k) below, including:

10.(f)	for the payment of all compensation owing under this AGREEMENT or any other agreement between the COMPANY and any other entity with whom EXECUTIVE is associated.

10.(g)
for all damages which the EXECUTIVE may sustain by reason of the COMPANY’s DEFAULT, including, without limitation, all legal fees and other expense incurred by the EXECUTIVE in attempting to enforce this AGREEMENT or in attempting to recover damages for breach, whether such an attempt by EXECUTIVE is successful or not, and

10.(h)
If the EXECUTIVE so demands, the COMPANY shall repurchase the fraction requested, up to the full amount, of any of the COMPANY’s kinds or series of stock of any kind, or any options or debentures or convertible notes of any kind, or bridge loans, any of which may have been purchased by EXECUTIVE or by Riviera Investments or by other investor with whom the EXECUTIVE is associated and has designated (the financial instruments). The EXECUTIVE shall designate the kinds and amounts of such financial instruments to be repurchased by the COMPANY. These repurchases shall be at the same prices for which these instruments were purchased plus the interest specified in any preferred stock or any bridge loan or any kind of convertible debenture or other interest-bearing instrument involved. The COMPANY shall promptly pay this amount and receive either the instruments themselves or, if the instruments are not readily available, or are in face-amounts greater than the amount corresponding to the demands, it shall be adequate for the EXECUTIVE to give an appropriate writing, signed by EXECUTIVE, acknowledging receipt of payment and canceling his interest in the amount of each kind of instrument thus repurchased by COMPANY, with the canceling of the current instruments (if they exist) and issuance of amended instruments to be accomplished as time permits, with the provision that EXECUTIVE shall be able to cast a number of votes in any shareholders voting which, for any such instrument, is the larger of the number of votes before or after the transaction for which said amended documents are due from COMPANY. The responsibility of the COMPANY to repurchase any of the COMPANY’s kinds or series of stock or any other financial instrument shall prevail in these circumstances notwithstanding any other agreement or statement or description or Designation of Rights and Preferences which might otherwise seem to indicate that the EXECUTIVE had no right to have the Company redeem their shares or other instrument.

10.(i)
With regard to these terms and responsibilities, listed in Sections 10.(e) through 10.(g), immediate payment shall be made to EXECUTIVE, and such debt is and shall be secured by the be secured by the entire intellectual property plus trade secrets, plus Trade Marks of the COMPANY [the “IP-TS-TM”). If the value of the IP-TS-TM is insufficient to settle such claims by EXECUTIVE against the COMPANY, then the remaining financial obligations of the COMPANY to EXECUTIVE are additionally secured by all of the equipment owned by the COMPANY, if any, and if that be not sufficient, then these financial obligations of the COMPANY are further secured by any buildings, land, or other assets owned by COMPANY. This aggregate of debt to EXECUTIVE is not only secured as specified above, by the IP-TS-TM, followed by Equipment, followed by buildings, land and other assets of COMPANY (the whole being termed “SEQUENTIAL SECURITIZATION”) but shall be considered as the most senior debt possible, under the law, in any reorganization of the COMPANY, or bankruptcy, under either Chapter 11 or Chapter 7, or by any other means, if such occurs, except, with regard to payment of legal fees and expenses under 10(g), payment is due within a period of 30 days from the time bills are presented, and these debts are secured in the way indicated earlier in this paragraph.

10.(j)
within a period of 30 days from the time EXECUTIVE communicates a detailed invoice for individual billings for monthly legal invoices (under 10.(g) ) or from the time the EXECUTIVE conveys a written specification of the kinds and numbers of financial instruments for which repurchase is demanded (Section 10), unless sooner specified in other Sections of this AGREEMENT, with EXECUTIVE having the right to carry out his normal duties and having the normal powers of CEO until the later of any date of termination specified by EXECUTIVE in Section 10 (d) and the date when the entire amount of such funds for these repurchases are delivered to EXECUTIVE or to those designated by the EXECUTIVE, and without reducing any other remedies available to EXECUTIVE against the COMPANY, he remains employed, including being paid his normal consulting fee and having his normal position and authority, as specified in Section 3. (a), as well as his other rights and privileges as set forth in Sections 2 through 4 of this AGREEMENT, until this is resolved. In addition, Executive shall have the right to seek injunctive relief if the aforesaid 30-day period is violated. Also, EXECUTIVE has the right to protect his interests in agreements with licensees and sub-licensees of COMPANY, such as RIVIERA, LAEL and 2PCR, by immediately seeking injunctive relief if (A): COMPANY in any way attempts to hinder the efforts and responsibilities of any SECOND RRE-IP SOURCE [a SECOND RRE-IP SOURCE is defined as either RIVIERA, acting as a sub-licensee of the RRE Intellectual Property under the terms of the May 25th, 2006 agreement with RRE (or the March 22, 2007 agreement with RRE, RIVIERA 2PCR and LAEL), or alternatively defined as 2PCR L.L.C. which RIVIERA has designated a sub-licensee SECOND RRE-IP SOURCE, under the terms of the May 25th, 2006 agreement and the March 22, 2007 agreement between RRE, RIVIERA, LAEL and 2PCR, or any other entity which RIVIERA may sub-license this RRE-IP intellectual property] to provide treatments and other normal benefits, technology and fruits of the license agreements, or if (B): COMPANY fails to fully support the efforts of the SECOND RRE-IP SOURCE, or if (C): COMPANY fails to supply treatments and other normal benefits and fruits of the RRE-IP as specified in the Agreement(s) to Tirecycle® licensees.

10.(k)
EXECUTIVE, acting at his sole initiative, may demand that any monies owing which are not timely delivered, be converted to one or more “bridge loans” (or other debentures), which are backed by the security of the IP-TS-TM, and these are either payable on demand or are convertible, at the choice of EXECUTIVE to either:

10.(k).(i)	OPTIONS which allow purchase, on demand, of either:

(A)	Common Stock at an option premium price of $0.15 and a strike price of $0.03 per share, or

(B)
8.5% Convertible Preferred Stock, at an option premium price of $0.21 per share and a strike price of $0.42 per common-share equivalent, or comparable terms in regard to any other new kind or series of stock which may be created by the COMPANY, all these prices intended to compute to an option price of $0.015 per vote or per common share (which would be yielded after conversion of said convertible instruments), and a strike price of $0.03 per vote or per common share (which would be yielded after conversion of said convertible instruments), so that the aggregate price paid per common share equivalent is $0.045 if the option is not only purchased but also exercised at some later point in time, or

10.(k).(ii)	DEBENTURES which draw interest as described below, are payable in cash on demand, and which are convertible on demand to OPTIONS as described in section (i) just previous, or

10.(k).(iii)	Bridge loans, which have conditions equal to or superior to the conditions described in 10.(i) and 10.(j) above.

Such bridge loans or other debentures shall be written so that the choice of conversion of the debenture into cash is on demand and that, similarly the choice of conversion into one of the aforementioned securities or OPTIONS is on demand, at the option of the holder of the debenture, and all such bridge loans or debentures shall carry a rate of interest 10% above prime, compounded monthly, unless there are not sufficient amounts of any of the two classes of stock (common shares and shares of the 8.5% Convertible Preferred series) available in sufficient quantity to satisfy the maximum demands for such instruments which EXECUTIVE is allowed to make under the terms of this AGREEMENT, in which case, if the series or amount of one or more of the kinds of needed stock are yet to be created in sufficient quantity to satisfy the maximum possible demand, then the rate of interest shall be 14% above the prime rate until such series or classes of stock are issued and held in such quantities that conversion to such shares can be affected on demand, at which time the rate of interest may be reduced to 10% above prime.

11.	Agreement by the COMPANY to pay certain legal bills.

COMPANY agrees to pay legal fees of EXECUTIVE, incurred in connection with his association with the COMPANY, including fees incurred in connection with litigation brought by Duncan King and Ernest Miller against EXECUTIVE, COMPANY and others.

12.	COMPANY APPROVALS.

The COMPANY represents and warrants to EXECUTIVE that it (and to the extent required, the BOARD, and the CEO Compensation Committee “CCC”) has taken all corporate action necessary to authorize this Agreement.

13.	No Mitigation.

In no event shall EXECUTIVE be obligated to seek other employment or take any other action to mitigate the amounts payable to EXECUTIVE under any of the provisions of this AGREEMENT, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of EXECUTIVE’s employment by another employer.

14.	Beneficiary.

If EXECUTIVE dies before receiving all of the amounts payable to him in accordance with the terms and conditions of this AGREEMENT, such amounts shall be paid to the beneficiary(s) (“Beneficiary”) designated by EXECUTIVE, in writing, to the COMPANY during his lifetime, or if no such BENEFICIARY is designated, to EXECUTIVE’s estate. EXECUTIVE may change his designation of BENEFICIARY or BENEFICIARIES at any time or from time to time without the consent of any prior BENEFICIARY, by submitting to the COMPANY in writing a new designation of BENEFICIARY. The BENEFICIARY designated at the signing of this AGREEMENT is Susan K. Salser, wife of EXECUTIVE.

15.	Governing Law, Jurisdiction and Venue.

This agreement shall be governed by the laws of the State of Minnesota, without, however giving effect to any provision of such law limiting the right of the parties to an agreement to chose the law and venue governing any such agreement or contract. Any action concerning this AGREEMENT, its performance or the making thereof, shall be brought in the state or federal court in the appropriate venue in the State of Minnesota. The parties intend by this section to waive any rights to contest personal jurisdiction for any action brought in the Court that they have chosen in this Section. [For clarity it is noted that this agreement does not change any terms of pre-existing agreements between Riviera and RRE, so that, in particular the conditions as to venue and choice of law being in Los Angeles County for the May 25th, 2006 agreement between RRE and RIVIERA, and the similar provisions, as that document is reaffirmed in the March 22nd, 2007 agreement between RRE, RIVIERA, 2PCR and LAEL, still indicate venue and choice of law in Los Angeles County California].

16.	Severability.

To the extent that any portion of any provision of this AGREEMENT shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this AGREEMENT shall be unaffected and shall continue in full force and effect.

17.	Entire AGREEMENT.

This AGREEMENT, together with the exhibits, contains the entire AGREEMENT of the parties relating to the subject matter of this AGREEMENT and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this AGREEMENT that are not set forth herein.

18.	Amendments.

No amendment or modification of this AGREEMENT shall be deemed effective unless made in writing and signed by the parties hereto.

19.	No Waiver.

No term or condition of this AGREEMENT shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and, unless stated otherwise in the waiver, shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

20.	Assignment.

This AGREEMENT shall not be assignable, in whole or in party, by either party without the written consent of the other party. In the event of a Bankruptcy by COMPANY, Executive is relieved of any and all obligation to teach or otherwise communicate any intellectual property or trade secret, of any kind, to any person, company or other entity, which acquires any asset or part of COMPANY (including any part of the intellectual property or trade secrets) out of such a Bankruptcy.

21.	Separate Representation.

EXECUTIVE hereby acknowledges that he has sought and received independent advice from counsel of EXECUTIVE’s own selection in connection with this AGREEMENT and has not relied to any extent on any director, officer, or stockholder of, or counsel to, the COMPANY in deciding to enter into this AGREEMENT. The COMPANY shall promptly reimburse EXECUTIVE for reasonable attorneys’ fees and costs incurred by EXECUTIVE in obtaining legal advice in connection with the negotiation and execution of this AGREEMENT upon receipt by the COMPANY of appropriate documentation of such fees and costs.

22.	Savings Clause.

If any provision of this Agreement shall be found invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable

23.	Notices.

Any notice hereunder shall be in writing and if to EXECUTIVE, shall be deemed to have been duly given if delivered by hand, sent by reliable next-day courier (which specifically includes FedEx, UPS, or US Mail next day service, or other established commercial carrier, in which case, if the tracking records of the carrier show delivery has been signed for by an adult, delivery is deemed effective), or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice, except that, in the case of the EXECUTIVE, the COMPANY agrees to also send three copies as indicated below at the same time any copies are sent by any of the other methods indicated above. Copies are to be addressed as follows:

If to EXECUTIVE:

In addition to any copy sent by one of the other methods mentioned above, send one of three extra copies by overnight mail to:

Winston Salser
1138 Hartzell Street
Pacific Palisades
California, 90272

Send the second copy via e-mail to “Winston Salser” Salser@earthlink.net
Send the third copy by FAX to Winston Salser at 1-310-459-3554.

If to the COMPANY:

Send one copy to the COMPANY, addressed as indicated below (Attention: Chairman of the Board of directors), however proof of delivery (sufficient to perfect delivery to the COMPANY) shall be established as stated below: in addition to the copy addressed to the COMPANY at it’s 4500 Main Street Address, copies shall be sent to each of the members of the BOARD, at their then-current email and FAX addresses or delivered to their designated personal addresses (which see below) by overnight mail or parcel delivery. To perfect delivery to the COMPANY, it shall be sufficient that the notice be successfully delivered to at least two of the other members of the Board of Directors (so long as the BOARD consists of 4 or more members, or to one of the other members of the BOARD {excluding EXECUTIVE} if the membership of the BOARD is less than 4, or to the highest ranking other employee of the COMPANY if EXECUTIVE should be the sole remaining member of the Board of Directors). Such notices may be transmitted by e-mail or by FAX, in which case proof of delivery can be verified either by phone or by reply to EXECUTIVE from the recipient acknowledging receipt, or they may be sent by reliable next-day courier (which specifically includes FedEx, UPS, or US Mail next day service, or other established commercial carrier, in which cases, if the tracking records of the carrier show delivery has been signed for, this shall serve as adequate proof of delivery, whether signed for by the addressee or by another adult). In the case of sending by next-day courier to Michael Nugent, the documents shall be sent without requiring a signature and proof of delivery shall be deemed effective if obtained by Mr. Nugent FAXing a signed notice acknowledging receipt, OR if copies are also sent to Mr. Nugent by FAX and email, even if no acknowledgement of receipt is received.

Send one copy to	Rubber Research Elastomerics Inc.
4500 Main Street Northeast
MINNEAPOLIS, MINNESOTA 55421

Attention: Chairman of the Board of Directors

If to members of the Board of Directors:

(a) Michael Nugent, email to: "Michael Nugent" nugentfam@pipeline.com , FAX: 1-703-525-6534.

Address:

Michael Nugent
2501 N. Quebec Street
Arlington VA 22207-5050

(b) Winston Salser (see above under “EXECUTIVE”)

(c) Fred Stark, email to "Fred J. Stark" RubberResearch@comcast.net, "Fred Stark" fandcstark@comcast.net, FAX 1-763-572-2357 or (home) 1-952-933-3973.

Fred Stark
4507 Willow Oak Land
Minnetonka, MN 55343

(d) Mike Wells, email to "'Michael Wells'" <dmwells@bellsouth.net>, "Michael Wells" dmwells-la@cox.net, FAX 1-318-336-7092

D. Michael Wells
101 N. East Street
Abbeville, LA 70510

Or addressed to such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given on the date on which delivered if delivered by hand or two days after the date sent if sent by overnight courier or certified mail, or on the date delivered as shown by the records of a established commercial carrier, except that notice of change of address will be effective only upon receipt by the other party.

24.	Counterparts.

This AGREEMENT may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

25.	Captions and Headings.

The captions and paragraph headings used in this AGREEMENT are for convenience of reference only and shall not affect the construction or interpretation of this AGREEMENT or any of the provisions hereof.

IN WITNESS WHEREOF, EXECUTIVE and the COMPANY have executed this AGREEMENT as of the date set forth in the first paragraph.

Rubber Research Elastomerics, Inc.

By:  /s/ Michael Nugent
Michael Nugent
It’s  Chairman of the Board of Directors

By:  /s/ Winston Salser
Winston Salser
It’s  Chief Executive Officer
 Rubber Research Elastomerics Inc.